Exhibit 8

MAYER, BROWN, ROWE & MAW

190 SOUTH LA SALLE STREET

CHICAGO, ILLINOIS 60603-3441

Main Telephone
312-782-0600
Main Fax
312-701-7711

March 25, 2002

Banc One Capital Markets, Inc.
1 Bank One Plaza
Investment Grade Securities IL1-0595
Chicago, IL 60670

Credit Suisse First Boston Corporation
Eleven Madison Avenue
New York, NY 10020

Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004

As Representatives of the several Underwriters named in
Schedule I to the Pricing Agreement dated March 18, 2002

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, IL 60123

Sears Roebuck Acceptance Corp.
3711 Kennett Pike
Greenville, DE 19806

Re: Sears Roebuck Acceptance Corp. $600,000,000 of 6.70% Notes Due
      April 15, 2012

Ladies and Gentlemen:

    We have acted as special tax counsel to Sears Roebuck Acceptance Corp., a Delaware corporation ("SRAC"), in connection with the issuance by SRAC of $600,000,000 of registered 6.70% Notes due April 15, 2012 (the "Notes") as described in the Prospectus Supplement dated March 18, 2002 (the "Prospectus Supplement") to the Prospectus dated March 18, 2002 (the "Prospectus"). The several Underwriters named in Schedule I to the Pricing Agreement (as

MAYER, BROWN, ROWE & MAW

Bank One Capital Markets, Inc.
Credit Suisse First Boston Corporation
Goldman, Sachs & Co.
Sears, Roebuck & Co.
Sears Roebuck Acceptance Corp.
March 25, 2002

defined below) are purchasing the Notes to be sold to the public in accordance with the terms of (i) the Pricing Agreement dated March 18, 2002 among SRAC, Sears, Roebuck & Co. ("Sears") and the several Underwriters (the "Pricing Agreement"), and (ii) the Underwriting Agreement dated March 18, 2002 among SRAC, Sears and the several Underwriters (the "Underwriting Agreement"). This opinion is being delivered pursuant to Section 8(j) of the Underwriting Agreement. All capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Underwriting Agreement.

    In preparing our opinion we have reviewed the Prospectus, the Prospectus Supplement, the Underwriting Agreement and such other documents as we believe necessary for purposes of delivering this opinion. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations (the "Regulations"), and public administrative and judicial interpretations of the Code and the Regulations, all of which are subject to change, possibly with retroactive effect.

    Subject to the foregoing, it is our opinion that the discussion included in the Prospectus Supplement "United States Tax Considerations" (the "Discussion") is a fair and accurate description of the material United States federal income and estate tax consequences of purchasing, owning and disposing of the Notes and is correct as of the date hereof, subject to the conditions, limitations, and assumptions described therein.

    The Discussion does not cover all aspects of United States federal income and estate taxation that may be relevant to, or the actual tax effect that matters described therein will have on, any particular holder, and it does not address foreign, state, or local tax consequences. The Discussion does not cover the tax consequences applicable to all categories of investors, some of which (such as dealers in securities, insurance companies, individual retirement and other tax-deferred accounts, and other tax-exempt entities) may be subject to special rules.

    Our opinion may change if (i) the applicable law changes, (ii) any of the facts with respect to the Notes as included in the Prospectus, Prospectus Supplement or Underwriting Agreement, change, or (iii) if the conduct of the parties is materially inconsistent with the facts reflected in the Prospectus, Prospectus Supplement or Underwriting Agreement.

    Our opinion represents only our legal judgment based on current law and the facts as described above. Our opinion has no binding effect on the Internal Revenue Service or the courts. The Internal Revenue Service may take a position contrary to our opinion, and if the matter is litigated, a court may reach a decision contrary to our opinion.

MAYER, BROWN, ROWE & MAW

Bank One Capital Markets, Inc.
Credit Suisse First Boston Corporation
Goldman, Sachs & Co.
Sears, Roebuck & Co.
Sears Roebuck Acceptance Corp.
March 25, 2002

    This opinion is solely for the special benefit of the several Underwriters named in Schedule I to the Pricing Agreement, Sears and SRAC. This opinion may not be relied upon by any other person without our prior written consent.

    We hereby consent to the use of our opinion as set forth in the Prospectus Supplement and the reference to our firm in the Prospectus Supplement. We also consent to the filing of our opinion as part of SRAC's current report on Form 8-K dated on or about March 29, 2002.

    JPMorgan Chase Bank, as Trustee, may rely on this opinion as if it were addressed to them.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw (JRB)

MAYER, BROWN, ROWE & MAW

JRB